Exhibit 99.1

NORTHSTAR REALTY EUROPE ANNOUNCES THIRD QUARTER 2017 RESULTS

NEW YORK, November 9, 2017 -- NorthStar Realty Europe Corp. (NYSE: NRE) (“NorthStar Realty Europe” or “NRE”), a European office REIT, today announced its results for the third quarter ended September 30, 2017.

Highlights

•	U.S. GAAP net (loss) to common stockholders: $(6.8) million, or $(0.12) per diluted share

•	Cash available for distribution (“CAD”): $12.8 million, or $0.23 per share

•	Implementation of operational efficiencies underway and expected to result in run rate annual cash expense savings of approximately $4-5 million by the end of 2018 ($0.07 - $0.09 per share)

•	$1.4 million ($0.03 per share) of annual cash saving from an amendment to a $562 million senior mortgage loan

•	47,000 square meters of new leases or lease renewals signed year to date (14% of the portfolio), expected to add approximately $2.3 million per annum to same store NOI next year

•	Declared a cash dividend of $0.15 per share for the third quarter 2017

•
Amended the terms of NRE’s management agreement with an affiliate of Colony NorthStar, Inc., effective January 1, 2018, creating further alignment with NRE stockholders by bringing the fee structure, term and termination more in line with customary market standards

Third Quarter 2017 Financial Results
During the third quarter 2017, U.S. GAAP net (loss) attributable to common stockholders was $(6.8) million, CAD was $12.8 million and NOI was $26.0 million. For more information and a reconciliation of each of CAD, NOI and same store NOI to net (loss) attributable to common stockholders, please refer to the tables on the following pages.

Mahbod Nia, Chief Executive Officer, commented, “We are pleased to announce another positive quarter in which we successfully implemented a number of asset management initiatives that we anticipate will result in an approximately $2.3 million per annum increase in same store NOI next year and further enhance the value of our portfolio. In parallel, we began the process of implementing certain operational efficiencies that we expect will result in up to $0.09 per share of run-rate cash saving by the end of 2018.”

Mahbod Nia continued, “The agreement between Colony NorthStar, Inc. and NRE to amend NRE’s management agreement, bringing the fee structure and term of the agreement more in line with customary market standards, is a clear reflection of the continued commitment from all parties towards unlocking NRE’s trading discount to NAV.”

Real Estate Portfolio Overview
$2.2 billion portfolio market value1 (“Portfolio Market Value”) comprising $2.2 billion real estate portfolio value based on the 2017 mid year independent valuation by Cushman & Wakefield LLP and a $35 million preferred equity investment.

Real Estate Portfolio Leasing Activity2
As of September 30, 2017, NRE’s real estate portfolio included 26 properties located across five European countries with approximately 344,000 rentable square meters, 86% weighted average occupancy and a 6.4 year weighted average remaining lease term to expiry (“WALT”). The core portfolio consisted of 20 properties with 232,000 rentable square meters, 94% weighted average occupancy and a 6.4 year WALT as of September 30, 2017.

Year to date, NRE has signed 47,000 square meters (14% of the portfolio) of new leases or lease renewals, of which 35,000 square meters were executed in the third quarter, and are expected to add approximately $2.3 million to the same store NOI from January 1, 2018.

•	Proforma portfolio occupancy of 88% and core portfolio proforma occupancy of 97%

•	Proforma portfolio and core portfolio WALT of 6.6 years

Same Store Net Operating Income
In the third quarter 2017, same store sequential quarter-over-quarter total revenue decreased by $(0.9) million, or (2.6)%, and same store sequential net operating income decreased by $(0.4) million, or (1.5)%, as a result of value enhancing lease extensions signed at the Maastoren property (including approximately $0.3 million related to the retroactive nature of the lease). Core portfolio same store sequential quarter-over-quarter total NOI increased by $0.2 million, or 1.1%, excluding the recently signed lease with Deutsche Bundesbank at the Trianon property.

Same store portfolio year-over-year total revenue for the three months ended September 30, 2017 decreased by $(1.8) million, or (5.2)%, as a result of the value enhancing lease extensions signed at the Maastoren property ($0.7 million down in the third quarter) and vacancy at the Trianon property which has now been relet ($0.7 million per quarter contractual rent). Same store year-over-year net operating income decreased by $(1.7) million, or (6.3)%, driven by the leasing activity described above and the timing of certain recoverable expenses.

Acquisitions and Dispositions
For the three months ended September 30, 2017, NRE sold two non-core properties the Netherlands and Spain for $11.3 million, releasing approximately $8.6 million of equity.

Cash Expense Savings
Management has commenced implementation of cost saving initiatives that are expected to result in approximately $4-5 million per annum ($0.07 - $0.09 per share) of net run rate savings in other expenses and general and administrative expenses from the end of 2018, related to the internalization of certain asset management, accounting and other services and a reduction of corporate costs. These expense savings equate to approximately 25% of NRE’s other expenses and general and administrative expenses, based on annualized year to date 2017 actuals (or 15% inclusive of the third party management fees).

Liquidity and Financing
As of October 31, 2017, total liquidity was $81 million, comprising $46 million of unrestricted cash and $35 million of availability under NRE’s revolving credit facility.

As of September 30, 2017, leverage was 56.2% based on the Portfolio Market Value. In the third quarter of 2017, NRE amended and restated the SEB portfolio senior loan agreement to reduce the margin from 1.80% to 1.55%, resulting in an expected $1.4 million annual savings, and also extended the maturity date by two years.

Stockholder’s Equity
NRE had 55.8 million shares of common stock, operating partnership units and restricted stock units (“RSUs”) not subject to performance hurdles outstanding as of September 30, 2017.

As of September 30, 2017, total equity was $618 million (U.S. GAAP depreciated value), or $11.07 per diluted share. EPRA3 net asset value, or EPRA NAV, was $17.77 per diluted share as of September 30, 2017, based on the Portfolio Market Value compared to $17.29 per share as of June 30, 2017. For more information and a reconciliation of EPRA NAV to total equity, please refer to the tables on the following pages.

Amended and Restated Management Agreement and Ownership Waiver
On March 23, 2017, the Board established a Strategic Review Committee (“SRC”)  consisting solely of independent directors of NRE to, among other things, review, evaluate, negotiate and approve any modifications or amendments to the original management agreement. With the assistance of its financial and legal advisors, Moelis & Company LLC and Fried, Frank, Harris, Shriver & Jacobson LLP, the SRC negotiated with its external manager, an affiliate of Colony NorthStar, Inc. (“CLNS” or the “Manager”) the terms of an amended and restated asset management agreement (the “Amended Management Agreement”), which has been unanimously approved by the SRC, and was entered into by the Manager and NRE on November 9, 2017, effective January 1, 2018.  The SRC is committed to continuing its work to promote the best interests of the NRE stockholders.

The table below illustrates some of the key terms of the Amended Management Agreement. Please see NRE’s Quarterly Report on Form 10-Q and the exhibits thereto for additional details relating to the terms of the Amended Management Agreement and for a copy of the Amended Management Agreement.

Key Terms
Initial Term and Renewal	- Initial 5-year term and subsequent 3-year term renewals unless terminated by either party
Termination
- During the initial 5-year term, only for certain “cause” events. Thereafter, NRE may elect to terminate without cause at the end of each term
- Following the initial term, NRE may also terminate at any time upon a Change of Control (as defined) of NRE

Termination Payment	- 3.0x LTM Base Management Fee at the end of each term if terminated by NRE or upon a Change of Control
Base Management Fee	- 1.5% per annum of EPRA NAV (as defined) amounts up to $2.0 billion plus 1.25% of EPRA NAV amounts above $2.0 billion, based on the prior quarter EPRA NAV - The fee is variable (upwards and downwards)
Incentive Fee
- 20% of the excess of the Total Stockholder Return (as defined, and subject to a high water mark established when an incentive is realized) over a cumulative 10% annual hurdle rate
- The first measurement period for the incentive fee will begin on January 1, 2018

Consideration
- Base Management is payable quarterly in cash but the Incentive Fee is payable, at NRE’s election, in cash, restricted shares of common stock or unrestricted shares of common stock or combination thereof
- If payment is made in common stock, shares are valued at the higher of Market Price (as defined) and EPRA NAV per share (as defined), subject to a lock up with staggered releases over a 3 year term (1/3 released each year)

Expense Reimbursements
- NRE is responsible for its direct costs. In addition, NRE will reimburse CLNS for costs related to internalization services (as defined) subject to the following caps (per annum):
- 0.15% of gross asset value (as defined) amounts up to $2.5 billion, plus
- 0.125% of gross asset value amounts between $2.5 billion and $5.0 billion, plus
- 0.10% of gross asset value amounts above $5.0 billion

Equity Based Compensation	- The aggregate annual grant amount, if any, must be approved by NRE Compensation Committee

Under the Amended Management Agreement, beginning with NRE’s 2018 annual stockholders’ meeting, the Manager will have the right to nominate one director (who is expected to be one of NRE’s current directors employed by the Manager) to NRE’s board of directors.

In addition, NRE provided CLNS with an ownership waiver under NRE’s charter, which allows CLNS to purchase up to 45% of NRE’s common stock subject to certain voting restrictions. In connection with the waiver, CLNS agreed that for all matters submitted to a vote of NRE’s stockholders, to the extent CLNS owns more than 25% of NRE’s common stock, it will vote the excess shares in the same proportion that the remaining NRE shares not owned by CLNS are voted. Please see NRE’s Quarterly Report on Form 10-Q and the exhibits thereto for additional details relating to the terms of the ownership waiver.

Appointment of Chairman and Election of Mahbod Nia to the Board of Directors
On November 6, 2017, David T. Hamamoto, the chairman of the board of directors (the “Board”) of NRE, informed the Board of his decision to retire, effective as of January 11, 2018.

Additionally, on November 8, 2017, the Nominating and Corporate Governance Committee of NRE recommended, and the Board approved, effective as of January 11, 2018, (i) the appointment of Richard B. Saltzman, the Chief Executive Officer and President of CLNS, as Chairman of the Board and (ii) the election of Mahbod Nia, Chief Executive Officer and President of NRE, to fill the vacancy created by Mr. Hamamoto’s resignation. Mr. Nia will not receive any compensation in connection with his service on the Board.

Third Quarter Disclosure Supplement Presentation
A third quarter 2017 disclosure supplement presentation will be posted on NRE’s website, www.nrecorp.com, which provides additional details regarding NRE’s operations and portfolio.

Third Quarter 2017 Conference Call
NRE will conduct a conference call to discuss the results on Thursday, November 9, 2017 at 9:00 a.m. ET. Hosting the call will be Mahbod Nia, Chief Executive Officer, Keith Feldman, Chief Financial Officer and Trevor Ross, General Counsel.

To participate in the event by telephone, please dial +1 866 966 5335 (U.S. Toll Free), or +44 (0) 20 3003 2666 (International) or 0808 109 0700 (U.K. Toll Free), using passcode NorthStar.

The call will also be broadcast live over the internet and can be accessed from NRE’s website at www.nrecorp.com. For those unable to participate during the live call, a replay of the call will be available approximately two hours after the call through December 9, 2017 by dialling +1 866 583 1035 (U.S. Toll Free), or +44 (0) 20 8196 1998 or 0800 633 8453 (UK Toll Free), using passcode 5902766.

About NorthStar Realty Europe Corp.
NorthStar Realty Europe Corp. is a European focused commercial real estate company with predominately prime office properties within key cities in Germany, the United Kingdom and France, organized as a REIT and managed by an affiliate of Colony NorthStar, Inc. (NYSE: CLNS), a leading global equity REIT with an embedded investment management platform. For more information about NorthStar Realty Europe Corp., please visit www.nrecorp.com.

Investor Relations
Gordon Simpson
Finsbury
+1 855 527 8539 or +44 (0) 207 2513801
nre@finsbury.com

NorthStar Realty Europe Corp.
Consolidated Balance Sheet
($ in thousands, except per share data)
(Unaudited)

	September 30, 2017	December 31, 2016
Assets
Operating real estate, gross	$1,751,141	$1,614,432
Less: accumulated depreciation	(96,805)	(63,585)
Operating real estate, net	1,654,336	1,550,847
Preferred equity investments	49,728	—
Cash and cash equivalents	35,086	66,308
Restricted cash	8,516	10,242
Receivables, net of allowance of $611 and $553 as of September 30, 2017 and December 31, 2016, respectively	8,114	6,015
Assets held for sale	76,141	28,208
Derivative assets, at fair value	8,054	13,729
Intangible assets, net	123,141	148,403
Other assets, net	26,117	21,640
Total assets	$1,989,233	$1,845,392
Liabilities
Mortgage and other notes payable, net	$1,272,758	$1,149,119
Accounts payable and accrued expenses	25,318	28,004
Due to related party	3,483	4,991
Derivative liabilities, at fair value	5,547	—
Intangible liabilities, net	29,911	30,802
Liabilities held for sale	2,453	2,041
Other liabilities	29,996	28,918
Total liabilities	1,369,466	1,243,875
Commitments and contingencies
Redeemable non-controlling interest	1,809	1,610
Equity
NorthStar Realty Europe Corp. Stockholders’ Equity
Preferred stock, $0.01 par value, 200,000,000 shares authorized, no shares issued and outstanding as of September 30, 2017 and December 31, 2016	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 55,313,294 and 55,395,143 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	554	554
Additional paid-in capital	937,195	925,473
Retained earnings (accumulated deficit)	(340,198)	(282,769)
Accumulated other comprehensive income (loss)	15,281	(51,424)
Total NorthStar Realty Europe Corp. stockholders’ equity	612,832	591,834
Non-controlling interests	5,126	8,073
Total equity	617,958	599,907
Total liabilities, redeemable non-controlling interest and equity	$1,989,233	$1,845,392

NorthStar Realty Europe Corp.
Consolidated Statements of Operations
($ in thousands, except for per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues
Rental income	$27,747	$29,798	$79,308	$98,622
Escalation income	5,641	7,828	16,360	19,825
Interest income	704	—	1,001	—
Other income	171	149	708	899
Total revenues	34,263	37,775	97,377	119,346
Expenses
Properties - operating expenses	7,519	9,493	22,521	27,263
Interest expense	6,536	9,301	19,641	33,484
Transaction costs	332	150	1,565	2,633
Impairment losses	—	—	—	27,468
Management fee, related party	3,585	3,548	10,716	10,548
Other expenses	1,996	2,848	6,604	9,579
General and administrative expenses	1,723	2,199	5,875	5,181
Compensation expense (1)	2,839	5,194	20,094	12,225
Depreciation and amortization	14,396	13,989	39,479	51,264
Total expenses	38,926	46,722	126,495	179,645
Other income (loss)
Unrealized gain (loss) on derivatives and other	(3,472)	(4,982)	(12,068)	(19,775)
Realized gain (loss) on sales and other	1,681	3,814	8,632	6,188
Income (loss) before income tax benefit (expense)	(6,454)	(10,115)	(32,554)	(73,886)
Income tax benefit (expense)	(352)	(2,655)	(316)	(2,515)
Net income (loss)	(6,806)	(12,770)	(32,870)	(76,401)
Net (income) loss attributable to non-controlling interests	36	49	303	792
Net income (loss) attributable to NorthStar Realty Europe Corp. common stockholders	$(6,770)	$(12,721)	$(32,567)	$(75,609)
Earnings (loss) per share:
Basic	$(0.12)	$(0.22)	$(0.59)	$(1.28)
Diluted	$(0.12)	$(0.22)	$(0.59)	$(1.28)
Weighted average number of shares:
Basic	55,155,440	58,239,941	55,004,888	58,923,027
Diluted	55,602,078	58,928,421	55,565,341	59,612,985
Dividends per share of common stock	$0.15	$0.15	$0.45	$0.45
____________________

(1)
Compensation expense for the three and nine months ended September 30, 2017 and 2016 is comprised of equity-based compensation expenses. For the nine months ended September 30, 2017, compensation expense includes the impact of substantially all time based and certain performance based awards vesting in connection with the change of control of NRE’s manager (the “Mergers”).

Non-GAAP Financial Measures
Included in this press release are Cash Available for Distribution, or CAD, net operating income, or NOI, same store net operating income, and EPRA net asset value, or EPRA NAV, each a “non-GAAP financial measure,” which measures NRE’s historical or future financial performance that is different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of the applicable Securities and Exchange Commission, or SEC, rules. NRE believes these metrics can be a useful measure of its performance which is further defined below.
Cash Available for Distribution
We believe that CAD provides investors and management with a meaningful indicator of operating performance. We also believe that CAD is useful because it adjusts for a variety of items that are consistent with presenting a measure of operating performance (such as transaction costs, depreciation and amortization, equity-based compensation, realized gain (loss) on sales and other, asset impairment and non-recurring bad debt expense). We adjust for transaction costs because these costs are not a meaningful indicator of our operating performance. For instance, these transaction costs include costs such as professional fees associated with new investments, which are expenses related to specific transactions. Management also believes that quarterly distributions are principally based on operating performance and our board of directors includes CAD as one of several metrics it reviews to determine quarterly distributions to stockholders. The definition of CAD may be adjusted from time to time for our reporting purposes in our discretion, acting through our audit committee or otherwise. CAD may fluctuate from period to period based upon a variety of factors, including, but not limited to, the timing and amount of investments, repayments and asset sales, capital raised, use of leverage, changes in the expected yield of investments and the overall conditions in commercial real estate and the economy generally.
We calculate CAD by subtracting from or adding to net income (loss) attributable to common stockholders, non-controlling interests and the following items: depreciation and amortization items including straight-line rental income or expense (excluding amortization of rent free periods), amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other and equity-based compensation; unrealized gain (loss) on derivatives and other; realized gain (loss) on sales and other (excluding any realized gain (loss) on foreign currency derivatives); impairment on depreciable property; non-recurring bad debt expense; acquisition gains or losses; transaction costs; foreign currency gains (losses); impairment on goodwill and other intangible assets; and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items. These items, if applicable, include any adjustments for unconsolidated ventures.
CAD should not be considered as an alternative to net income (loss) attributable to common stockholders, determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, our methodology for calculating CAD involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

The following table presents a reconciliation of CAD to net income (loss) attributable to common stockholders for the three and nine months ended September 30, 2017 (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income (loss) attributable to common stockholders	$(6,770)	$(12,721)	$(32,567)	$(75,609)
Non-controlling interests	(36)	(49)	(303)	(792)

Adjustments:
Depreciation and amortization items(1)(2)	17,096	20,870	61,656	71,300
Impairment losses	—	—	—	27,468
Unrealized (gain) loss on derivatives and other	3,472	4,982	12,068	19,775
Realized (gain) loss on sales and other(3)(4)	(1,449)	(3,714)	(6,944)	(7,283)
Transaction costs and other(5)(6)	438	4,564	2,480	7,333
CAD	$12,751	$13,932	$36,390	$42,192
CAD per Share(7)	$0.23	$0.23	$0.65	$0.69
__________________

(1)

(1)
Three months ended September 30, 2017 represents an adjustment to exclude depreciation and amortization of $(14.4) million, amortization expense of capitalized above/below market leases of $0.8 million, amortization of deferred financing costs of $(0.7) million and amortization of equity-based compensation of $(2.8) million. Three months ended September 30, 2016 represents an adjustment to exclude depreciation and amortization of $(14.0) million, amortization of above/below market leases of $0.1 million, amortization of deferred financing costs of $(1.8) million and amortization of equity-based compensation of $(5.2) million.

(2)
Nine months ended September 30, 2017 represents an adjustment to exclude depreciation and amortization of $(39.5) million, amortization expense of capitalized above/below market leases of $0.3 million, amortization of deferred financing costs of $(2.3) million and amortization of equity-based compensation of $(20.1) million. Nine months ended September 30, 2016 represents an adjustment to exclude depreciation and amortization of $(51.3) million, amortization expense of capitalized above/below market leases of $(2.2) million, amortization of deferred financing costs of $(5.5) million and amortization of equity-based compensation of $(12.2) million.

(3)
Three months ended September 30, 2017 CAD includes a $0.2 million net gain related to the settlement of foreign currency derivatives. Three months ended September 30, 2016 CAD includes a $0.1 million net gain related to the settlement of foreign currency derivatives.

(4)
Nine months ended September 30, 2017 CAD includes a $1.7 million net gain related to the settlement of foreign currency derivatives. Nine months ended September 30, 2016 CAD includes a $(1.1) million net loss related to the settlement of foreign currency derivatives.

(5)
Three months ended September 30, 2017 represents an adjustment to exclude $(0.3) million of transaction costs and $(0.1) million of taxes associated with the capital gain tax on the sale of real estate investments. Three months ended September 30, 2016 represents an adjustment to exclude $(0.3) million of transaction costs and $(4.3) million of taxes associated with the capital gain tax on the sale of real estate investments.

(6)
Nine months ended September 30, 2017 represents an adjustment to exclude $(1.6) million of transaction costs relating to the Mergers and transaction fees related to our preferred equity investment and $(0.9) million of payroll taxes associated with the acceleration of equity awards due to the Mergers. Nine months ended September 30, 2016 represents an adjustment to exclude $(3.0) million of transaction costs and $(4.3) million of taxes associated with the capital gain tax on the sale of real estate investments.

(7)
CAD per share is based on 55.8 million weighted average shares (common shares outstanding including operating partnership units and RSUs not subject to performance hurdles) for the the three and nine months ended September 30, 2017, respectively. Based on 60.5 million weighted average shares (common shares outstanding, including LTIPs and RSUs not subject to performance hurdles) for the three months ended September 30, 2016 and 61.0 million weighted average shares (common shares outstanding, including LTIPs and RSUs not subject to performance hurdles) for the nine months ended September 30, 2016.

(8)	CAD per share does not take into account any potential dilution from restricted stock units subject to performance metrics not currently achieved.
Net Operating Income (NOI)
We believe NOI is a useful metric of the operating performance of our real estate portfolio in the aggregate. Portfolio results and performance metrics represent 100% for all consolidated investments. Net operating income represents total property and related revenues, adjusted for: (i) amortization of above/below market leases; (ii) straight-line rent (except with respect to rent free period); (iii) other items such as adjustments related to joint ventures and non-recurring bad debt expense and less property operating expenses. However, the usefulness of NOI is limited because it excludes general and administrative costs, interest expense, transaction costs, depreciation and amortization expense, realized gains (losses) on sales and other and other items under U.S. GAAP and capital expenditures and leasing costs necessary to maintain the operating performance of properties, all of which may be significant economic costs. NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.
NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, our methodology for calculating NOI involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.
The following table presents a reconciliation of NOI of our real estate equity and preferred equity segments to property and other related revenues less property operating expenses for the three and nine months ended September 30, 2017 and 2016 (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Rental income	$27,747	$29,798	$79,308	$98,622
Escalation income	5,641	7,828	16,360	19,825
Other income	171	149	708	899
Total property and other income	33,559	37,775	96,376	119,346
Properties - operating expenses	7,519	9,493	22,521	27,263
Adjustments:
Interest income	704	—	1,001	—
Amortization and other items(1)(2)	(789)	166	(257)	2,815
NOI(3)	$25,955	$28,448	$74,599	$94,898
___________________

(1)
Three months ended September 30, 2017 primarily includes $0.8 million of amortization of above/below market leases. Three months ended September 30, 2016 primarily includes $(0.1) million of amortization of above/below market leases.

(2)
Nine months ended September 30, 2017 primarily includes $0.3 million of amortization of above/below market leases. Nine months ended September 30, 2016 primarily includes $(2.2) million of amortization of above/below market lease and $(0.6) million of non-recurring bad debt expense.

(2)The following table presents a reconciliation of net income (loss) to NOI of our real estate segment for the three and nine months ended September 30, 2017 and 2016 (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income (loss)	$(6,806)	$(12,770)	$(32,870)	$(76,401)
Remaining segments(i)	10,319	13,935	46,272	46,174
Real estate segment adjustments:
Interest expense	6,325	7,132	18,896	24,249
Other expenses	1,974	2,850	6,389	9,547
Depreciation and amortization	14,396	13,989	39,479	51,264
Unrealized (gain) loss on derivatives and other	951	4,330	1,912	18,715
Realized (gain) loss on sales and other	(1,621)	(3,691)	(7,116)	(10,841)
Income tax (benefit) expense	352	2,655	316	2,515
Impairment losses	—	—	—	27,468
Other items	65	18	1,321	2,208
Net (income) loss - Real estate segment	22,442	27,283	61,197	125,125
NOI	$25,955	$28,448	$74,599	$94,898
______________________

(i)	Represents the net (income) loss in our corporate and preferred equity segments to reconcile to total net income (loss).

Same store net operating income
We believe same store net operating income is a useful metric of the operating performance as it reflects the operating performance of the real estate portfolio excluding effects of non-cash adjustments and provides a better measure of operational performance for a quarter-over-quarter comparison. Same store net operating income is presented for the same store portfolio, which represents all properties that were owned by us at the end of the reporting period. We define same store net operating income as NOI excluding (i) properties that were acquired or sold during the period, (ii) impact of foreign currency changes and (iii) amortization of above/below market leases. We consider same store net operating income to be an appropriate and useful supplemental performance measure. Same store net operating income  should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance.  In addition, our methodology for calculating same store net operating income involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies. Same store portfolio is defined as properties in operation throughout the full periods presented under the comparison, excluding the impact of foreign currency changes, and included 26 properties.

The following table presents our same store analysis for the real estate equity segment, which excludes properties that were acquired or sold at any time during the three months ended September 30, 2017 and June 30, 2017 (dollar in thousands):

	Three Months Ended		Increase (Decrease)
	September 30, 2017	June 30, 2017(1)	Amount	Percentage
Occupancy (end of period)	85.5%	84.7%
Core Portfolio Occupancy (end of period)	93.9%	92.7%
Rental income(2)	$26,799	$27,231	$(432)
Escalation income	5,526	5,728	(202)
Other income	187	423	(236)
Total revenues	32,512	33,382	(870)	(2.6)%
Utilities	1,892	2,108	(216)
Real estate taxes and insurance	1,337	1,549	(212)
Non-recoverable value added tax (VAT)	536	499	37
Management fees	589	580	9
Repairs and maintenance	2,446	2,543	(97)
Ground rent(2)	193	197	(4)
Other	332	327	5
Properties - operating expenses	7,325	7,803	(478)	(6.1)%
Same store net operating income	$25,187	$25,579	$(392)	(1.5)%
Core Portfolio Same Store NOI	$22,235	$21,991	$244	1.1%
__________________

(1)	Three months ended June 30, 2017 is translated using the average exchange rate for the three months ended September 30, 2017.

(2)	Adjusted to exclude amortization of above/below market leases.
The following table presents a reconciliation from net income (loss) to same store net operating income for the real estate equity segment for the three months ended September 30, 2017 and June 30, 2017 (dollar in thousands):

	Same Store Reconciliation
	Three Months Ended
	September 30, 2017	June 30, 2017
Net income (loss)	$(6,806)	$(10,538)
Corporate segment net (income) loss(1)	11,023	12,860
Other (income) loss(3)	22,442	22,936
Net operating income	25,955	24,961
Sale of real estate investments and other(4)	(64)	915	(5)
Interest income(2)	(704)	(297)
Same store net operating income	$25,187	$25,579
__________________

(1)	Includes management fees, general and administrative expense, compensation expense, corporate interest expense and corporate transaction costs.

(2)	Represents interest income earned in the preferred equity segment.

(3)	Includes depreciation and amortization expense, transaction costs and other expenses in the real estate equity segment.

(4)	Represents the impact of assets sold during the period.

(5)	Three months ended June 30, 2017 is translated using the average exchange rate for the three months ended September 30, 2017.

The following table presents our same store analysis for the real estate equity segment, which excludes properties that were acquired or sold at any time during the three months ended September 30, 2017 and 2016 (dollar in thousands):

	Three Months Ended September 30,		Increase (Decrease)
	2017	2016(1)	Amount	Percentage
Occupancy (end of period)	85.5%	86.0%
Core Portfolio Occupancy (end of period)	93.9%	94.7%
Rental income(2)	$26,799	$27,977	$(1,178)
Escalation income	5,526	6,200	(674)
Other income	187	128	59
Total revenues	32,512	34,305	(1,793)	(5.2)%
Utilities	1,892	2,063	(171)
Real estate taxes and insurance	1,337	1,236	101
Non-recoverable value added tax (VAT)	536	478	58
Management fees	589	435	154
Repairs and maintenance	2,446	2,735	(289)
Ground rent(2)	193	177	16
Other	332	313	19
Properties - operating expenses	7,325	7,437	(112)	(1.5)%
Same store net operating income	$25,187	$26,868	$(1,681)	(6.3)%
Core Portfolio Same Store NOI	$22,235	$23,410	$(1,175)	(5.0)%
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(1)	Three months ended September 30, 2016 is translated using the average exchange rate for the three months ended September 30, 2017.

(2)	Adjusted to exclude amortization of above/below market leases.

The following table presents a reconciliation from net income (loss) to same store net operating income for the real estate equity segment for the three months ended September 30, 2017 and 2016 (dollar in thousands):

	Same Store Reconciliation
	Three Months Ended September 30,
	2017	2016
Net income (loss)	$(6,806)	$(12,770)
Corporate segment net (income) loss(1)	11,023	13,935
Other (income) loss(3)	21,738	27,283
Net operating income	25,955	28,448
Sale of real estate investments and other(4)	(64)	(1,580)	(5)
Interest income(2)	(704)	—
Same store net operating income	$25,187	$26,868
__________________

(1)	Includes management fees, general and administrative expense, compensation expense, corporate interest expense and corporate transaction costs.

(2)	Represents interest income earned in the preferred equity segment.

(3)	Includes depreciation and amortization expense, transaction costs and other expenses in the real estate equity segment.

(4)	Represents the impact of assets sold during the period.

(5)	Three months ended September 30, 2016 is translated using the average exchange rate for the three months ended September 30, 2017.

EPRA Net Asset Value (EPRA NAV)
We believe that disclosing EPRA NAV, a non-GAAP measure used by other European real estate companies, helps stockholders compare NRE’s balance sheet to other European real estate companies; however, EPRA NAV should not be considered as an alternative to net assets determined in accordance with U.S. GAAP as a measure of NRE’s asset values. EPRA NAV is derived from NRE’s U.S. GAAP balance sheet with adjustments reflecting NRE’s  interpretation of the EPRA guidance. As NRE’s entire portfolio is based in Europe, NRE calculates EPRA NAV to compare its balance sheet to other European real estate companies and believes that disclosing EPRA NAV provides investors with a meaningful measure of NRE’s net asset value. We calculate EPRA NAV based on the EPRA best practices recommendations. EPRA NAV makes adjustments to net assets as determined in accordance with U.S. GAAP in order to provide stockholders a measure of fair value of the company’s assets and liabilities with a long-term investment strategy. This performance measure excludes assets and liabilities that are not expected to be realized in normal circumstances. EPRA NAV includes the revaluation of investment properties and excludes the fair value of financial instruments that NRE intends to hold to maturity, deferred tax and goodwill that resulted from deferred tax. All other assets, including real property and investments reported at cost are adjusted to fair value based on periodic appraisals. This measure should not be considered as an alternative to measuring NRE’s net assets in accordance with U.S. GAAP.
The following table presents a reconciliation of EPRA NAV to total equity as at September 30, 2017 (dollars in thousands, other than per share data):

September 30, 2017
Total Equity	$617,958
Adjustments
Operating real estate and net intangibles	(1,822,610)
Fair value of properties	2,204,104
Adjusted NAV	999,452

Diluted NAV, after the exercise of options, convertibles and other equity interests	999,452
Fair value of financial instruments	(7,747)
EPRA NAV	991,705
EPRA NAV per diluted share	$17.77
______________

(1)
Based on 55.8 million common shares, operating partnership units and RSUs not subject to performance hurdles outstanding as of September 30, 2017. EPRA NAV per share and total equity per share does not take into account any potential dilution from restricted stock units subject to performance metrics not currently achieved.

Safe Harbor Statement

This press release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements are generally identifiable by use of forward looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “hypothetical,” “continue,” “future” or other similar words or expressions. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include, but are not limited to, the expected use of proceeds from the sale of any non-strategic or other properties; the expected run rate cost savings as a result of operational efficiencies, the time required to achieve such run rate cost savings; the expected impact on contractual rent and same store NOI as a result of recent leasing activity; the expected increase in occupancy rates and weighted average lease term due to recent leases; expected annual saving a a result of margin reduction in the SEB portfolio senior loan agreement; anticipated run-rate operating expenses; the extent to which NRE’s portfolio will be impacted by geopolitical uncertainty across Europe and whether Europe’s macro economic fundamentals will result in continued expansion in the region; the ability to execute on NRE’s strategy; whether properties currently being evaluated for sale or under contract will ultimately sell and if any such sales occur whether they will be consummated at prices expected; NRE’s ability to maintain dividend payments, at current levels, or at all; and NRE’s ability to generate stable and recurring income streams with the potential for capital growth over time. Forward looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from NRE’s expectations include, but are not limited to, NRE’s liquidity and financial flexibility; NRE’s future cash available for distribution; the pace and result of any asset disposals contemplated by NRE; NRE’s use of leverage; and the anticipated strength and growth of NRE’s business. Factors that could cause actual results to differ materially from those in the forward looking statements are specified in NRE’s annual report on Form 10-K for the year ended December 31, 2016, and its other filings with the Securities and Exchange Commission. Such forward looking statements speak only as of the date of this press release. NRE expressly disclaims any obligation to release publicly any updates or revisions to any forward looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Disclaimer
As an opinion, the valuation by Cushman & Wakefield LLP referenced in this release is not a measure of realizable value and may not reflect the amount that would be received if the property in question were sold.  Real estate valuation is inherently subjective due to, among other factors, the individual nature of each property, its location, the expected future rental revenues from that particular property and the valuation methodology adopted. Real estate valuations are subject to a large degree of uncertainty and are made on the basis of assumptions and methodologies that may not prove to be accurate, particularly in periods of volatility, low transaction flow or restricted debt availability in the commercial or residential real estate markets. For example, in the appraisal, a number of the properties were valued using the special assumption that such properties would be purchased through a tax-efficient special purpose vehicle, and is therefore subject to lower purchaser transaction expenses.  If one or more assumptions are incorrect, the value may be materially lower than the appraised value.

Endnotes

1.
The $2.2 billion portfolio market value comprises $2.2 billion real estate portfolio value based on the independent valuation by Cushman & Wakefield LLP and $35 million preferred equity investment (please refer to Note 11, “Fair Value” in the NRE Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 included in Part I Item 1. “Financial Statements”).

The external third-party valuation was prepared by Cushman & Wakefield LLP in accordance with the current U.K. and Global edition of the Royal Institution of Chartered Surveyors' (RICS) Valuation - Professional Standards (the "Red Book") on the basis of "Fair Value", which is widely recognized within Europe as the leading professional standards for independent valuation professionals. Each property is classified as an investment and has been valued on the basis of Fair Value adopted by the International Accounting Standards Board. This is the equivalent to the Red Book definition of Market Value. The

Red Book defines Market Value as the estimated amount for which an asset or liability should exchange on the valuation date between a willing buyer and a willing seller in an arm's-length transaction after proper marketing where the parties had each acted knowledgeably, prudently and without compulsion. The Cushman & Wakefield LLP valuation assumes that certain properties would be purchased through market accepted structures resulting in lower purchaser transaction expenses (taxes, duties, and similar costs). This Cushman & Wakefield LLP valuation is as of June 30, 2017, adjusted for FX as of September 30, 2017.

2.	Excludes preferred equity investment.
Occupancy and weighted average remaining contractual lease term based on rent roll as of September 30, 2017.
FX rates used as of September 30, 2017: EUR/USD = 1.1813, GBP/USD = 1.3391.
Core portfolio comprises primarily office properties in key cities within Germany, the United Kingdom and France.
Proforma occupancy and weighted average remaining contractual lease term based on rent roll as of September 30, 2017, adjusted for new leases signed, but commencing through remainder of 2017 and early 2018.

3.	EPRA = European Public Real Estate Association.